Exhibit 99.2

_______ __, 2010

Dear Member:

We are pleased to announce that Anchor Bank is converting from the mutual to the stock form of ownership. Anchor Bank will be the wholly-owned subsidiary of a newly formed stock holding company to be known as Anchor Bancorp. In connection with the conversion, Anchor Bancorp is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion.

To accomplish the conversion, we need your participation in an important vote. Enclosed is a proxy statement describing the Plan of Conversion and your voting and subscription rights. YOUR VOTE IS VERY IMPORTANT.

Enclosed, as part of the proxy materials, is your proxy card, the detachable section on top of the order form bearing your name and address. This proxy card should be signed, dated and returned to us prior to the Special Meeting of Members to be held on ________ __, 2010. Please take a moment now to sign and date the enclosed proxy card and return it to us in the postage-paid envelope provided. FAILURE TO VOTE HAS THE SAME EFFECT AS VOTING AGAINST THE CONVERSION.

The Board of Directors believes the conversion will offer a number of advantages, such as an opportunity for depositors of Anchor Bank to become shareholders of Anchor Bancorp. Please remember:

➢	Your deposit accounts will continue to be insured up to the maximum legal limit by the Federal Deposit Insurance Corporation (“FDIC”).

➢	There will be no change in the balance, interest rate or maturity of any deposit account or loan because of the conversion.

➢	Members have a right, but not an obligation, to buy Anchor Bancorp common stock and may do so without the payment of a commission or fee before it is offered to the general public.

➢	Like all stock, shares of Anchor Bancorp’s common stock issued in this offering will not be insured by the FDIC.

Enclosed is a prospectus containing a complete discussion of the stock offering. We urge you to read this material carefully. If you are interested in purchasing the common stock of Anchor Bancorp, you must submit your Stock Order and Certification Form and payment prior to ______, Pacific time, on __________ __, 2010.

If you have additional questions regarding the offering, please call us at (360) XXX-XXXX, Monday through Friday, 9:00 a.m. to 5:00 p.m., or stop by our Stock Information Center located at 120 North Broadway, Aberdeen, Washington.

Sincerely,

Jerald L. Shaw
Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

_______ __, 2010

Dear Friend:

We are pleased to announce that Anchor Bank is converting from the mutual to the stock form of ownership. Anchor Bank will be the wholly-owned subsidiary of a newly formed stock holding company to be known as Anchor Bancorp. In connection with the conversion, Auburn Bancorp is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion.

Because we believe you may be interested in learning more about an investment in the common stock of Anchor Bancorp, we are sending you the following materials which describe the offering.

PROSPECTUS: This document provides detailed information about Anchor Bank’s operations and the proposed offering of Anchor Bancorp common stock.

STOCK ORDER AND CERTIFICATION FORM: This form is used to purchase stock by returning it with your payment in the enclosed business reply envelope. The deadline for ordering stock is ________, Pacific time, on __________ __, 2010.

As a friend of Anchor Bank, you will have the opportunity to buy common stock directly from Anchor Bancorp in the offering without paying a commission or fee. If you have additional questions regarding the conversion and stock offering, please call us at (360) XXX-XXXX, Monday through Friday from 9:00 a.m. to 5:00 p.m., Pacific Time, or stop by our Stock Information Center located at our main office, 120 North Broadway Aberdeen, Washington.

We are pleased to offer you this opportunity to become a shareholder of Anchor Bancorp.

Sincerely,

Jerald L. Shaw
Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

______ __, 2010

Dear Prospective Investor:

We are pleased to announce that Anchor Bank is converting from the mutual to the stock form of ownership. Anchor Bank will be the wholly-owned subsidiary of a newly formed stock holding company to be known as Anchor Bancorp. In connection with the conversion, Anchor Bancorp is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion.

We have enclosed the following materials that will help you learn more about an investment in the common stock of Anchor Bancorp. Please read and review the materials carefully.

PROSPECTUS: This document provides detailed information about the operations at Anchor Bank and a complete discussion on the proposed stock offering.

STOCK ORDER AND CERTIFICATION FORM: This form is used to purchase stock by returning it with your payment in the enclosed business reply envelope. The deadline for ordering stock is ______, Pacific time, on ___________ __, 2010.

We invite you and other local community members to become shareholders of Anchor Bancorp. Through this offering, you have the opportunity to buy stock directly from Anchor Bancorp without paying a commission or a fee.

If you have additional questions regarding the conversion, please call us at (360) XXX-XXXX, Monday through Friday, 9:00 a.m. to 5:00 p.m., or stop by our Stock Information Center located at 120 North Broadway, Aberdeen, Washington.

Sincerely,

Jerald L. Shaw
Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

{logo} Anchor Bank

__________, 2010

Dear Valued Anchor Bank Member:

We recently forwarded you a proxy statement and related materials regarding a proposal to convert Anchor Bank from the mutual to the stock form of ownership. This conversion will allow us to operate in essentially the same manner as we currently operate, but provide us with the flexibility to add capital, continue to grow and expand our operations by adding new products and services and increasing our lending capability.

As of today, your vote on our Plan of Conversion has not yet been received. Your Board of Directors unanimously recommends a vote “FOR” the Plan of Conversion. If you mailed your proxy, please accept our thanks and disregard this request.

We would sincerely appreciate you signing and dating the enclosed proxy card and returning it promptly in the enclosed postage-paid envelope or dropping it off at your Anchor Bank office. Our meeting on _________ __th is fast approaching and we’d like to receive your vote as soon as possible.

Voting FOR the conversion does not affect the terms or insurance on your accounts. For further information, call our Stock Information Center at (360) XXX-XXXX.

Best regards and thank you,

Jerald L. Shaw
Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

KEEFE, BRUYETTE & WOODS, INC.

_____ __, 2010

To Members and Friends
Of Anchor Bank

Keefe, Bruyette & Woods, Inc., a member of the Financial Industry Regulatory Authority, is assisting Anchor Bank, in converting from the mutual to the stock form of ownership. Upon completion of the conversion, Anchor Bank will be a wholly-owned subsidiary of the newly formed stock holding company, Anchor Bancorp. In connection with the conversion, Anchor Bancorp is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion.

At the request of Anchor Bancorp, we are enclosing materials explaining this process and your options, including an opportunity to invest in the shares of Anchor Bancorp common stock being offered to customers of Anchor Bank and various other persons until _________, Pacific time, on _________ __, 2010. Please read the enclosed prospectus carefully for a complete description of the stock offering. Anchor Bancorp has asked us to forward the prospectus and accompanying documents to you in view of certain requirements of the securities laws in your state.

If you have additional questions regarding the conversion, please call us at (360) XXX-XXXX, Monday through Friday, 9:00 a.m. to 5:00 p.m., or stop by our Stock Information Center located at 120 North Broadway, Aberdeen, Washington.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

End of Offering Anchor Bank Website Message

Stock Issuance Information

The Anchor Bancorp stock offering closed on _________ __, 2010. The results of the offering are as follows:

________________________________________________.

Interest and refund checks [if applicable] will be mailed on ________, 2010 by regular mail. No special mailing instructions will be accepted.

Allocations will be made available beginning at ____ on ____________, 2010. [If applicable] You can view your allocation online by visiting https://allocations.kbw.com and typing in your order number and the last four digits of your social security number.

Notice to Subscribers not receiving all shares: Please be aware that while we believe this to be a final allocation, we reserve the right to amend this amount up to the time of trading and recommend you verify the number of shares you received on the face of the certificate you will receive prior to trading your shares. [if applicable]

The transfer agent for Anchor Bancorp will be _______________________ and the phone number for their Investor Relations Department is (800) ___-____.

We anticipate trading to begin on ____________, 2010 on the Nasdaq Global Select Market under the symbol “ANCB.”

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

Anchor Bank Website Message:

Plan of Conversion
and
Stock Offering
Information

Anchor Bank is pleased to announce that materials were mailed on _________, 2010 regarding its Plan of Conversion, including the stock offering by Anchor Bancorp. If you were a depositor as of June 30, 2007 or ____ __, 2010, you should be receiving a packet of materials soon. We encourage you to read the information carefully.

If you were a Depositor of Anchor Bank as of the Voting Record Date, _________, 2010, a proxy card(s) is included. We encourage you to sign, date and return ALL proxy cards as promptly as possible… and THANK YOU!

Information, including a prospectus, regarding Anchor Bancorp’s stock offering was also enclosed. The subscription offering has commenced and continues until ________, Pacific time, on _________, 2008, at which time your order must be received if you want to subscribe for stock.

Depending upon the outcome of the Subscription Offering expiring on _________, 2010, our best estimate at this time for trading of the Anchor Bancorp stock on the NASDAQ Global Select Market is late ___________. As described in the prospectus, it could be later. The stock will trade under the ticker symbol “ANCB”. We will keep you as informed as possible on this site.

Our telephone number at the Stock Information Center number is (360) XXX-XXXX.

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

Facts About Conversion

The Board of Directors of Anchor Mutual Savings Bank (“Anchor Bank”) unanimously adopted a Plan of Conversion (the “Plan”) to convert from the mutual to the stock form of ownership.

This brochure answers some of the most frequently asked questions about the conversion and about your opportunity to invest in the common stock of Anchor Bancorp, a newly-formed corporation that will become the holding company for Anchor Bank following the conversion.

Investment in the common stock of Anchor Bancorp involves certain risks. For a discussion of these risks and other factors, including a complete description of the offering, investors are urged to read the accompanying prospectus, especially the discussion under the heading “Risk Factors.”

Why is Anchor Bank converting to stock form?

The conversion to stock form will enable Anchor Bank to access additional capital through the sale of common stock and to maintain compliance with its capital requirements, strengthen Anchor Bank’s capital position and to permit future managed increases in earning assets. This additional capital will support future lending and investment activities and for general and other corporate purposes.

What effect will the conversion have on existing deposit and loan accounts and customer relationships?

The conversion will have no effect on existing deposit or loan accounts and customer relationships. Deposits will continue to be federally insured by the Federal Deposit Insurance Corporation to the maximum legal limit. Interest rates and existing terms and conditions on deposit accounts will remain the same upon completion of the conversion. Contractual obligations of borrowers of Anchor Bank will not change and there will be no change in the amount, interest rate, maturity, security or any other condition relating to the respective loans of customers.

Are Anchor Bank’s depositors required to purchase stock in the conversion?

No depositor or other person is required to purchase stock. However, depositors and other eligible persons will be provided the opportunity to purchase stock consistent with the established priority of subscription rights, should they so desire. The decision to purchase stock will be exclusively that of each person. Whether an individual decides to purchase stock or not will have no positive or negative impact on his or her standing as a customer of Anchor Bank. The conversion will allow depositors of Anchor Bank an opportunity to buy common stock and become shareholders of Anchor Bancorp.

Who is eligible to purchase common shares in the subscription offering?

Certain past and present depositors of Anchor Bank are eligible to purchase common stock in the subscription offering.

How many common shares are being offered and at what price?

Anchor Bancorp is offering up to 3,450,000 shares of common stock, subject to adjustment as described in the prospectus, at a price of $10.00 per share, through the prospectus.

How many shares may I buy?

The minimum order is 25 shares. The maximum individual purchase is 50,000 shares. No person, together with associates of, and persons acting in concert with such person, may purchase more than 5% of the shares issued in the conversion, as further discussed in the prospectus.

Will the common stock be insured?

No. Like any other common stock, Anchor Bancorp’s common stock will not be insured.

How do I order the common stock?

You must complete the enclosed Stock Order and Certification Form. Instructions for completing your Stock Order and Certification Form are contained on the back of the stock order form. Your order must be received by ______, Pacific time, on _________ __, 2010.

How may I pay for my common stock?

First, you may pay for common stock by check or money order made payable to Anchor Bancorp. Interest will be paid by Anchor Bancorp on these funds at Anchor Bank’s passbook savings rate from the day the funds are received until the completion or termination of the conversion. Second, you may authorize us to withdraw funds from your deposit account or certificate of deposit at Anchor Bank for the amount of funds you specify for payment. You will not have access to these funds from the day we receive your order until completion or termination of the conversion. There is no penalty for early withdrawal from a certificate of deposit.

Can I purchase stock using funds in my Anchor Bank IRA account?

To do so, you must establish a self-directed IRA account at an unaffiliated brokerage firm or trust department to which you can transfer a portion or all of your IRA account at Anchor Bank. Please contact your broker or self-directed IRA provider as soon as possible if you want to explore this option, as such transactions take time.

Will dividends be paid on the common stock?

Initially it is not expected that we would pay cash dividends on our common stock. We are operating under a Cease and Desist Order issued by the Federal Deposit Insurance Corporation and the Washington Department of Financial Institutions. Our strategic plan filed in connection with the Order does not contemplate the payment of cash dividends as long as the Order is in effect.

How will the common stock be traded?

Anchor Bancorp’s stock is expected to trade on the Nasdaq Global Select Market under the ticker symbol “ANCB.” However, no assurance can be given that an active and liquid market will develop.

Are executive officers and directors of Anchor Bank planning to purchase stock?

Yes! The executive officers and directors of Anchor Bank plan to purchase, in the aggregate, $81,000 worth of stock or approximately 2.35% of the common stock offered at the maximum of the offering range.

Must I pay a commission?

No. You will not be charged a commission or fee on the purchase of common stock in the conversion.

Should I vote to approve the Plan of Conversion?

Your Board of Directors unanimously recommends a vote “FOR” the Plan of Conversion. Your “YES” vote is very important!

PLEASE VOTE, SIGN, DATE AND RETURN ALL PROXY CARDS!

Why did I get several proxy cards?

If you have more than one account, you could receive more than one proxy card, depending on the ownership structure of your accounts. Please vote all of the proxy cards you receive.

How many votes do I have?

Every depositor is entitled to cast one vote for each $100, or fraction thereof, on deposit as of the voting record date, up to 1,000 votes.

May I vote in person at the special meeting?

Yes, but we would still like you to sign, date and mail your proxy today. If you decide to revoke your proxy, you may do so at any time before such proxy is exercised by executing and delivering a later dated proxy or by giving notice of revocation in writing or by voting in person at the special meeting. Attendance at the special meeting will not, of itself, revoke a proxy.

For additional information you may visit or call our stock information center Monday through Friday, 9:00 a.m. to 5:00 p.m., located in Anchor Bank’s main office at 120 North Broadway, Aberdeen, Washington.

STOCK INFORMATION CENTER

(360) XXX-XXXX

Anchor Bank
120 North Broadway
Aberdeen, Washington 98520

QUESTIONS
AND
ANSWERS

{Holding Company Logo}

Holding Company for

Anchor Bank

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.